FULFILLMENT SERVICING AGREEMENT

This Agreement between Firstar Mutual Fund Services, LLC ("FMFS") and T. O. Richardson Trust (the "Trust") is entered into on this 21 day of December 1998.

WHEREAS, the Trust provides investment opportunities to prospective shareholders through a family of open end mutual funds; and

WHEREAS, FMFS provides fulfillment services to mutual funds;

NOW, THEREFORE, the parties agree as follows:

Duties and Responsibilities of FMFS

1. Answer all prospective shareholder calls concerning any of the Trust's funds listed in the attached Schedule A which may be modified from time to time.

2. Send all available fund(s) materials requested by the prospect which may include the prospectus, SAI and other material within 24 hours from time of call.

3. Receive and update all the Trust fulfillment literature so that most current information is sent and quoted.
4. Provide 24 hour answering service to record prospect calls made after hours (7 p.m. to 8 a.m. CT).
5.  Maintain and store the Trust fulfillment inventory.
6. Send periodic fulfillment reports to the Trust as agreed upon between the parties.

Duties and Responsibilities of the Trust

1.   Provide the Trust fulfillment literature updates to FMFS as necessary.
2. Supply FMFS with sufficient inventory of fulfillment materials as requested from time to time by FMFS.
3. Provide FMFS with any sundry information about the Trust in order to answer prospect questions.

Compensation

The Trust agrees to compensate FMFS for the services performed under this agreement in accordance with the attached Schedule B; the Trust agrees to pay all invoices within ten days of receipt.

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Proprietary and Confidential Information

FMFS agrees on behalf of itself and its directors, officers, and employees to treat as confidential and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld when FMFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

Termination

This agreement may be terminated by either party upon 30 days written notice.

Notice

The name T.O. Richardson Trust is the designation of the Trustees under the Declaration of Trust, dated June 2, 1998, as amended from time to time. The
Declaration of Trust has been filed with the Secretary of State of the Commonwealth of Massachusetts. The obligations of the Trust are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Trust, but the Trust's property only shall be bound.

Dated this  21 day of December 1998

FIRSTAR MUTUAL FUND SERVICES, LLC            T. O. RICHARDSON TRUST


By: /s/ Joe D. Redwine                       By:  /s/ Samuel Bailey, Jr.
------------------------------------         ----------------------------------
Joe D. Redwine                               Samuel Bailey, Jr.

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                                         FULFILLMENT SERVICES PROPOSAL FOR
                                     THE T.O. RICHARDSON SECTOR ROTATION FUND

SCOPE:     This estimate details the initial setup and ongoing costs to provide
------     full service fulfillment services.

           Voice Response Unit directs fulfillment calls to Firstar's Fulfillment Services Department.

           The Fulfillment Services Department will be staffed from 8:00 a.m. to 7:00 p.m. (Central Time) Monday-Friday. Calls received during non-business hours will be directed to the voice response unit, which provides the option to record a prospect's fulfillment request.

           Each weekday morning, a fulfillment representative transcribes voice mail requests into the KATOE Fulfillment system. The system will generate a report listing all leads received from the previous day. This report will be used to mail literature to prospective shareholders.

           Each morning personalized cover letters are generated by the fulfillment system. The items requested are printed at the bottom of the letter to assist in the mailing of your funds' literature.

           Inventory is maintained at Firstar. The Fulfillment Services Manger will be in close contact with either a representative of the Funds, or the Relationship Manager assigned to the funds, in order to replenish supplies.

Basic fund Setup Package:

o        Single fund Database Setup/Entry
o        Single Blue Sky Database Setup/Entry
o        Up to 10 Separate Literature Database Entries
o        Kit Package Linking
o        Report Programming
o        Fund Help Screen Setup
                                        8 hours @ $60*            $480
                                        4 hours@ $30**            $120

Basic Report Setup Package:

o        Customization of Fulfillment Report
o        Includes:  Date/Time of Request, Name, Address,
o        Telephone Number, Marketing Source, etc.
                                       4 hours@ $60*             $120

Voice Response unite Modifications:

o        Coding Change to direct calls to Literature Fulfillment
                                        No charge                 $    0
                                                                  ------
                                        One Time Fee =            $840

*=Developmental costs are factored at $60 per hour which includes programming, personnel, equipment, and system upgrade costs. **=Administrative costs are factored at $30 per hour which includes personnel costs.

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                                         FULFILLMENT SERVICES PROPOSAL FOR
                                     THE T.O. RICHARDSON SECTOR ROTATION FUND

Ongoing

Costs:     Front Office Service Fee Includes:

           o Answering of all Fulfillment calls from 8:00 a.m. - 7:00 p.m., (Central Time) Monday-Friday
           o Recording of all Fulfillment requests left during non-business hours
           o   Transcription of all voice mail requests

                                                         $.  99/minute

                                                         $1.00/monthly minimum

           NOTE: On the average, most literature fulfillment calls average 1.8 minutes in length. This would calculate to $1.78 per average call. The $100 minimum monthly fee would account for approximately 55 calls per month.

           Back Office Service Fee Includes:

           o   Envelope inserting of up to 4 items per customer      $ .45
           o   Additional inserts                                    $ .15
           o   Custom letter                                         (included)
           o   Inventory tracking                                    (included)
           o   Inventory storage                                     (included)
           o   Periodic activity reports showing prospects by:
               state of residence, literature items requested,
               market source                                         (included)


           Out-of-pocket expenses include but are not limited to:

           o        Postage

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                                                                  FIRSTAR

                                                          Mutual Fund Services

                                  Fulfillment Services Proposal for
                               The T.O. Richardson Enhanced Index Fund

Scope: This estimate details the initial setup and ongoing costs to provide full service fulfillment services.

o Voice Response Unit directs fulfillment calls to Firstar's Fulfillment Services Department.The Fulfillment Services Department will be staffed from 8:00 a.m. to 7:00 p.m. (Central Time) Monday-Friday. Calls received during non-business hours will be directed to the voice response unit, which provides the option to record a prospect's fulfillment request.Each weekday morning, a fulfillment representative transcribes voice mail requests into the Merrill Connect Fulfillment System. The system will generate a report listing all leads received from the previous day. This report will be used to mail literature to prospective shareholders.Each morning personalized cover letters are generated by the fulfillment system. The items requested are printed at the bottom of the letter to assist in the mailing of your funds' literature.Inventory is maintained at Firstar. The Fulfillment Services Manager will be in close contact with either a representative of the Funds, or the Relationship Manager assigned to the Funds, in order to replenish supplies.

     Basic Fund Setup Package:

o Single Fund Database Setup/Entry Single Blue Sky Database Setup/Entry Up to 10 Separate Literature Database Entries Kit Package Linking Report Programming Fund Help Screen

                                               8 hours @ $60 = $480
                                               4 hours @ $30 = $120

Basic Report Setup Package:
--------------------------

o Customization of Fulfillment Report Includes: Date/Time of Request, Name, Address, Telephone Number, Marketing Source, etc.

                                                4 hours @ $60 = $240

Voice Response Unit Modifications

o    Coding change to direct calls to literature fulfillment
                                                   No Charge =                0
                                                                         ------
                                                   One Time Fee=         $840


Developmental costs are factored at $60 per hour which includes programming, personnel, equipment, and system upgrade costs. Administrative costs are factored at $30 per hour which includes personnel costs.

                                                                        FIRSTAR

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                                                           Mutual Fund Services

                                           Fulfillment Services Proposal
                                    For the T.O. Richardson Enhanced Index Fund

Ongoing Costs:        Front Office Service Fee Includes:
                      ---------------------------------


o    Answering  of all  fulfillment  calls from 8:00 a.m. - 7:00 p.m.,  (Central
     Time) Monday-FridayRecording of all Fulfillment requests left during non-business hoursTranscription of all voice mail requests

                                                           $.99/minute

                                                           $100/monthly minimum

NOTE: On the average, most literature fulfillment calls average 1.8 minutes in length. This would calculate to $1.78 per average call. The $100 minimum monthly fee would account for approximately 55 calls per month.

Back Office Service Fee Includes:

o Envelope inserting of up to 4 items per customer $.45 Additional inserts $.15 Custom letter (included)Inventory tracking (included)Inventory storage (included)Periodic activity reports showing prospects by:

     State of residence, literature items requested,
     Market source                                        (included)




Out-of-pocket expenses include but are not limited to:

o    Postage

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